Exhibit 99.1

Health In Tech Reports First Quarter 2026 Financial Results

Reiterates Guidance for 2026 Annual Revenue Ranging between $45 Million and $50 Million

Stuart, FL., May 13, 2026 /PRNewswire/ — Health In Tech, Inc. (Nasdaq: HIT) (“Health In Tech” or “Company”), an AI-enabled InsurTech platform company, today announced its unaudited financial results for the three months ended March 31, 2026.

First Quarter 2026 Overview

●	Revenue increased 9.4% to $8.8 million from $8.0 million in the first quarter of 2025.

●	Platform placed plan value[1] totaled $82.0 million.

●	Adjusted EBITDA[2] totaled $(1.3) million, compared to $1.2 million in the first quarter of 2025, and reflected higher sales and marketing expenses for initiatives designed to drive long-term revenue growth.

●	Net loss equaled $1.6 million, or $(0.03) per diluted share, compared to net income of $0.5 million, or $0.01 per diluted share, in the first quarter of 2025.

As of March 31, 2026

●	Distribution partners, including brokers, third-party administrators (“TPAs”) and agencies, reached 896, up 29.5% from 692 distribution partners as of March 31, 2025.

●	Contracted revenue[3] for the remaining three quarters of 2026 equaled $22.9 million.

●	Cash and cash equivalents totaled $10.3 million, compared to $7.6 million as of March 31, 2025.

●	Working capital totaled $15.0 million, compared to $8.8 million as of March 31, 2025.

2026 Full Year Revenue Guidance

Health In Tech today reiterated guidance for 2026 annual revenue ranging between $45 million and $50 million, representing year-over-year growth of approximately 35% to 50%. As of March 31, 2026, the Company’s contracted revenue for the remaining three quarters of 2026 totaled $22.9 million, which the Company believes provides useful visibility into 2026 full year revenue. Health In Tech’s revenue outlook is based on management’s current expectations and assumptions, including continued strong demand for the Company’s AI-enabled underwriting marketplace across the self-funded health insurance segment and successful deployment of new features. Actual results may differ materially due to risks and uncertainties described in Health In Tech’s filings with the SEC.

The Company expects continued growth driven by expanding engagement across its distribution network and the full deployment of new features launched in January 2026. Unlike the traditional insurance industry, where new product and service implementations typically require one to two years, Health In Tech’s AI-driven platform enables new capabilities to be developed and deployed within approximately one to two quarters. This accelerated development cycle provides a meaningful competitive advantage, allowing the Company to respond quickly to broker and client demand, continuously enhance its marketplace offerings, and scale its technology platform more efficiently than traditional market participants.

CEO Commentary

Tim Johnson, Chief Executive Officer of Health In Tech, commented, “In the first quarter of 2026, we continued to execute on strategic priorities to scale our innovative AI-powered self-funded health insurance marketplace and drive revenue growth. In March, we successfully completed a private investment in public equity financing, which provided the Company with approximately $7 million in gross proceeds. We intend to allocate a portion of these proceeds to growth initiatives, including expanding our sales team, broadening our marketing activities, delivering new marketplace offerings, and enhancing the technology architecture and data analytics that underpin our disruptive platform. Through these measures we aim to increase the number of brokers, agencies, third party administrators, and carriers that utilize our efficient, cost-effective ecosystem.”

Mr. Johnson continued, “We intend for 2026 to be a year of investing for growth and launching new solutions to further penetrate the vast U.S. self-funded health insurance market. Our recently rolled out suite of more than 100 pre-configured, customized stop-loss plans as well as our new three-year rate stabilization program are poised to deliver meaningful revenue beginning in the second half of the year. We also are developing a data-driven offering that integrates physiological and claims data to generate actionable insights. By layering in new capabilities such as these onto our platform, we better serve our ecosystem partners and business employer end-clients, while creating new revenue streams and operating leverage for Health In Tech.”

End Notes

1.	Platform placed plan value (“PPPV”) represents the aggregate contractual value of self-funded health plans with stop-loss insurance (self-funded stop-loss plans) placed through the Company’s platform, covering the duration of the plans’ contractual terms. The contractual term is typically 12 months from the plan’s effective date.

2.	Adjusted EBITDA is a non-GAAP financial measure. More information can be found in the “Non-GAAP Financial Information” section at the end of this press release.

3.	Contracted revenue represents contractually committed revenue under active policies as of the measurement date that is expected to be recognized in future periods. Our policies are typically written for terms of 12 months, and revenue is recognized ratably over the life of the policy.

Conference Call Details

Health In Tech will host a conference call to discuss the financial results for the first quarter of 2026 on May 13, 2026, at 5:00 p.m. (ET). To participate in our live conference call and webcast, please dial 1-888-346-8982 or 1-412-902-4272 (for international participants).

A live audio webcast will be available via the Investor Relations page of Health In Tech’s website at https://healthintech.com/. A replay of the webcast will be available for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

Non-GAAP Financial Information

This release presents Adjusted EBITDA, a non-GAAP financial metric, which is provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses Adjusted EBITDA to provide investors with additional insight into operational performance and to facilitate comparison with other companies in the industry. Adjusted EBITDA should not be considered an alternative to net income, operating income, or other GAAP measures. A reconciliation of historical non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.

Use of Forward-Looking Statements

Certain statements in this press release are forward-looking statements for purposes of the safe harbor provisions under the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may include estimates or expectations about Health In Tech’s possible or assumed operational results, financial condition, business strategies and plans, market opportunities, competitive position, industry environment, and potential growth opportunities. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “design,” “target,” “aim,” “hope,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “project,” “potential,” “goal,” or other words that convey the uncertainty of future events or outcomes. These statements relate to future events or to Health In Tech’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause Health In Tech’s actual results, levels of activity, performance, or achievements to be different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Health In Tech’s control and which could, and likely will, affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects Health In Tech’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to Health In Tech’s operations, results of operations, growth strategy and liquidity.

About Health In Tech

Health In Tech, Inc. (Nasdaq: “HIT”) is an AI-enabled InsurTech platform company, which offers a marketplace that improves processes in the health insurance industry through vertical integration, process simplification, and automation. By removing friction and complexities, we streamline the underwriting, sales and service process for insurance companies, licensed brokers, Managing General Underwriter (“MGUs”) and third-party administrators (“TPAs”). Health In Tech’s platform serves as a marketplace for brokers, TPAs, MGUs and carriers to access self-funded health insurance for employers, providing functions including customized self-funded health plans, bindable stop-loss quotes, AI-enabled underwriting, claims administration and reporting integration.

Health In Tech, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues
Revenues from underwriting modeling (ICE)	$1,468,814	$2,351,984
Revenues from fees (SMR)	7,302,832	5,663,000
Total revenues	8,771,646	8,014,984
Cost of revenues	4,262,247	2,659,585
Gross profit	4,509,399	5,355,399
Operating expenses
Sales and marketing expenses	2,291,601	1,090,255
General and administrative expenses	3,455,558	3,246,765
Research and development expenses	920,395	537,721
Total operating expenses	6,667,554	4,874,741
Other income:
Interest income	67,471	85,366
Other income	22,334	118,399
Total other income, net	89,805	203,765
Income (loss) before income taxes	$(2,068,350)	$684,423
Income tax benefit (expense)	480,069	(185,831)
Net income (loss)	$(1,588,281)	$498,592

Net income (loss) per share
Basic	$(0.03)	$0.01
Diluted	$(0.03)	$0.01
Weighted average common stocks outstanding
Basic	57,353,021	54,619,858
Diluted	57,353,021	56,996,936

Health In Tech, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$10,325,208	$7,669,754
Accounts receivable, net	3,737,647	756,288
Loans receivable, net	831,994	815,995
Other receivables, net	4,328,448	3,467,814
Deferred offering costs	-	170,977
Prepaid expenses and other current assets	2,864,557	3,280,148
Total current assets	22,087,854	16,160,976
Non-current assets
Software	6,708,561	6,530,894
Operating lease - right of use assets	122,328	139,940
Long-term prepaid expenses	47,464	258,151
Total non-current assets	6,878,353	6,928,985
Total assets	$28,966,207	$23,089,961
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	6,968,261	$4,188,811
Operating lease liabilities - current	78,680	76,195
Other current liabilities	-	891,598
Total current liabilities	7,046,941	5,156,604
Non-current liabilities
Deferred tax liabilities	273,203	757,675
Operating lease liabilities - non-current	42,915	63,617
Total non-current liabilities	316,118	821,292
Total liabilities	7,363,059	5,977,896
Stockholders’ equity
Common stock, $0.001 par value; Class A Common stock 150,000,000 shares authorized 53,858,276 and 46,006,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	53,858	46,006
Common stock, $0.001 par value; Class B Common stock 50,000,000 shares authorized, 11,700,000 shares issued and outstanding as of both March 31, 2026 and December 31, 2025	11,700	11,700
Additional paid-in capital	17,905,633	11,834,121
Retained earnings	3,631,957	5,220,238
Total stockholders’ equity	21,603,148	17,112,065
Total liabilities and stockholders’ equity	$28,966,207	$23,089,961

Health In Tech, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,588,281)	$498,592
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization expense	403,467	135,983
Provision for refund liability	108,402	780,045
Deferred tax benefit	(484,472)	(34,473)
Interest income	(15,999)	(15,999)
Stock-based compensation expense	366,562	493,171
Changes in operating assets and liabilities:
Accounts receivable	(2,981,360)	(463,498)
Other receivables	(11,740)	(3,489,536)
Prepaid expenses and other assets	447,597	(1,017,751)
Operating lease right of use assets and liabilities, net	(605)	19
Accounts payable and accrued expenses	1,437,182	3,420,497
Income taxes payable	-	220,303
Other current liabilities	(1,000,000)	-
Net cash provided by (used in) operating activities	(3,319,247)	527,353
CASH FLOWS FROM INVESTING ACTIVITIES:
Development of software	(362,131)	(703,475)
Net cash used in investing activities	(362,131)	(703,475)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock in connection with private investment in public equity financing, net of placement agent fees and escrow agent fees	6,381,000	-
Payments of deferred offering costs	(44,168)	(98,089)
Net cash provided by (used in) financing activities	6,336,832	(98,089)
Increase (decrease) in cash and cash equivalents	2,655,454	(274,211)
Cash and cash equivalents, beginning of the period	7,669,754	7,849,248
Cash and cash equivalents, end of the period	10,325,208	7,575,037
Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash received from income tax refunds	$4,965	$-
Summary of noncash investing and financing activities:
Accrued deferred offering costs included in accounts payable and accrued expenses	$237,734	$33,250
Accrued development of software included in accounts payable and accrued expenses	$228,518	$256,140
Reclassification of deferred offering costs to additional paid-in capital upon private investment in public equity financing	$452,880	$-
Stock-based compensation capitalized for software development	$8,837	$-

Health In Tech, Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Financial Measure Adjusted EBITDA

	Three Months Ended March 31,
	2026	2025
Net income (loss)	(1,588,281)	498,592
Interest income	(67,471)	(85,366)
Amortization expense	403,467	135,983
Income tax expense (benefit)	(480,069)	185,831
Stock-based compensation expense, including employer payroll taxes related to stock-based awards	443,839	493,171
Total net adjustments	299,766	729,619
Adjusted EBITDA	(1,288,515)	1,228,211

Investor Contact:

Health In Tech Investor Relations

ir@healthintech.com

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

dsullivan@theequitygroup.com